CERTIFICATE OF TRUST
                                       OF
                         SAFETY-FIRST INVESTMENTS TRUST

     This Certificate of Trust is being duly executed as of September 9, 2002 for the purpose of forming a statutory trust under the Delaware Business Trust Act, 12 Del. C.ss.ss. 3801 et seq. (the "Delaware Act").

     The undersigned do hereby certify as follows:

     1. Name. The name of the business trust is Safety-First Investments Trust (the "Trust").

     2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is 1209 Orange Street, Wilmington Delaware 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

     3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

     4. Registered Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.

     5. Series Trust. Notice is hereby given that pursuant to Section 3804 of the Delaware Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally or any other series thereof and, unless otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

     IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, has executed this Certificate of Trust as of the date first above written.


                                      By: /s/ Ramesh K. Menon
                                         ----------------------------
                                              Ramesh K. Menon
                                              as Trustee and not individually